NEWS RELEASE

NOBLE ENERGY ANNOUNCES SOLID FIRST QUARTER 2017 RESULTS

•
Delivered quarterly sales volumes of 382 MBoe/d, with U.S. onshore, Gulf of Mexico, and Israel volumes all at or exceeding the top end of guidance. Total oil volumes of 119 MBbl/d were at the high end of guidance, led by Delaware and DJ Basin performance.

•	Established a record for first quarter sales volumes in Israel at 274 MMcfe/d, even with the 3.5 percent working interest divestment in the fourth quarter of 2016.

•	Continued strong well performance in the Delaware Basin. Three new Wolfcamp A wells commenced production and had an average IP-30 rate of 1,730 Boe/d (365 Boe/d per 1,000 lateral feet).

•
Increased oil as a percentage of total DJ Basin production to a record 52 percent, driven by continued development focus in the low GOR areas of Wells Ranch and East Pony. Wells using higher proppant concentrations continue to outperform type curve by more than 50 percent, including initial tests of enhanced completions in East Pony.

•
Solidified Noble Energy's leading position in the Southern Delaware Basin through the acquisition of Clayton Williams Energy, increasing the Company's position to 118,000 net acres. The acquisition closed on April 24, 2017.

•	Sanctioned the Leviathan project offshore Israel, with first gas targeted for the end of 2019.

•	Full year sales volumes trending toward the upper half of original expectations, driven primarily from crude oil and NGLs.

HOUSTON (May 1, 2017) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or “the Company”) today announced results for the first quarter of 2017, including net income attributable to Noble Energy of $36 million, or $0.08 per diluted share. An adjusted loss(1) attributable to Noble Energy for the quarter in the amount of $23 million, or $0.05 per diluted share, excludes the impact of certain items typically not considered by analysts in formulating estimates. Adjusted EBITDAX(1) was $600 million. Total organic capital expenditures for the quarter were $616 million, well within the Company's guidance range.

David L. Stover, Noble Energy’s Chairman, President and CEO, commented, “Noble Energy is off to a great start in 2017, with strong operational and financial performance and importantly, numerous recent strategic accomplishments. Our top-tier U.S. onshore assets and execution are delivering ahead of plan as a result of drilling advancements in all basins and continued industry-leading well performance. During the second quarter, we are expecting volume growth in each of our U.S. onshore liquids assets. This is driven by an increased completion schedule, including the impact of the Clayton Williams Energy transaction. Offshore, we are maximizing the cash flow from our existing assets, while progressing the recently-sanctioned Leviathan major project. With our continued superior execution, I am confident that we will deliver industry-leading performance throughout this year.”

Total Company sales volumes for the first quarter of 2017 were 382 thousand barrels of oil equivalent per day (MBoe/d). Crude oil and condensate sales volumes totaled 119 thousand barrels per day (MBbl/d) and natural gas liquids (NGLs) totaled 55 MBbl/d. Natural gas contributed the remaining 1.2 billion cubic feet per day. U.S. onshore sales volumes were at the top of guidance for the quarter at 240 MBoe/d, driven by strong well performance in the DJ and Delaware Basins. Offshore sales volumes were above expectations at 142 MBoe/d, led by Gulf of Mexico and Israel production. Total sales volumes were lower than produced volumes by approximately 4 MBbl/d due to the timing of liquids liftings in Equatorial Guinea.

(1) A Non-GAAP measure, see attached Reconciliation Schedules

Organic capital for the quarter was $616 million, including midstream investments funded by Noble Energy. The majority of the Company's organic capital expenditures, over 75 percent, were related to U.S. onshore liquids plays with an additional 20 percent spent in Israel. Additional capital expenditures within the first quarter included $323 million of acquisition capital related to the close of a Delaware Basin bolt-on acquisition announced in the fourth quarter of 2016. The Company also consolidated $60 million of capital funded by Noble Midstream Partners LP (NYSE: NBLX) ("Noble Midstream Partners"), representing costs associated with the build-out of the first central gathering facility in the Delaware and a third-party system in the DJ Basin.

Commodity price realizations benefited from continued transportation optimization. U.S. onshore crude oil differentials were approximately $2 per barrel less than WTI, NGL pricing represented 47 percent of WTI, and U.S. onshore natural gas averaged slightly above Henry Hub. Operating expenses for the first quarter, including lease operating expenses (LOE), production taxes, and gathering, transportation and processing expenses, were consistent with expectations at $8.83 per barrel of oil equivalent (BOE). Depreciation, depletion, and amortization was $15.38 per BOE. Compared to the first quarter of 2016, LOE per BOE was lower by five percent, primarily due to offshore work-over costs in the first quarter of 2016, and DD&A per BOE was lower by six percent, reflecting robust U.S. onshore reserve additions at year-end 2016.

First quarter 2017 adjustments to net income attributable to Noble Energy included an impairment of $18 million related to undeveloped leasehold in the Gulf of Mexico. The Company also had unrealized commodity derivative gains of $107 million, resulting from the value change of existing crude oil and natural gas hedge positions.

The Company exited the quarter with $4.8 billion in total liquidity, including an undrawn $4 billion credit facility.

Strong outperformance in U.S. onshore

Total sales volume across the Company’s U.S. onshore assets came in at the top end of guidance at 240 MBoe/d (31 percent oil, 20 percent NGL, and 49 percent natural gas). The DJ Basin averaged 107 MBoe/d, the Eagle Ford averaged 43 MBoe/d, and the Delaware averaged 14 MBoe/d. Sales volumes in the Marcellus averaged 433 million cubic feet of natural gas equivalent per day (MMcfe/d), with the remaining 4 MBoe/d from other U.S. onshore areas.

The Company maintained an average of seven operated rigs onshore during the first quarter (2 in the DJ, 2 in the Eagle Ford, and 3 in the Delaware), and achieved significant drilling time reductions. In the DJ Basin, the Company drilled a record long lateral well of 9,700 feet in less than 4.3 days. Compared to 2016, the average drilling cost per foot in the Delaware during the first quarter was 30 percent lower as a result of drilling time reductions and lateral length extension of 20 percent.

The Company initiated production on three Wolfcamp A wells within the first quarter in the Delaware Basin. Each of the wells is materially outperforming Noble Energy's 1.2 million barrels of oil equivalent (MMBoe) type curve (normalized to a 7,500 foot lateral). The wells had an average IP-30 rate of 1,730 Boe/d (365 Boe/d per 1,000 lateral feet). Two of the wells utilized 3,000 pounds of proppant per lateral foot and one tested 5,000. During the quarter, Noble Energy drilled 10 wells with an average lateral length of 7,600 feet and completed six wells. This includes the Company's first three-well multi-horizon pad in the Delaware Basin which contained 10,000 foot lateral length wells targeting the 3rd Bone Spring and Wolfcamp A zones. The three-well pad is expected to be online late in the second quarter.

Enhanced completions continued to deliver exceptional results in the DJ Basin. During the first quarter, 14 wells commenced production with an average proppant concentration of 2,000 pounds per lateral foot, including 10 in Wells Ranch and four in East Pony. In both areas, cumulative production on average is significantly outperforming expectations and widening over time. Late in the fourth quarter of 2016, the Company’s initial four enhanced completion tests in East Pony commenced production with an average proppant concentration of 2,800 pounds per foot. The wells are outperforming the type curve by over 50 percent after 120 days of production.

Five Lower Eagle Ford wells in Gates Ranch began production late in the first quarter of 2017. Eagle Ford net production was over 50 MBoe/d exiting the first quarter, and is currently at approximately 55 MBoe/d, representing more than a 25 percent increase from first quarter average daily sales volume.

Natural gas demand driving record 1Q sales volumes in Israel
The Company averaged 274 MMcfe/d in sales volumes from its Israel assets within the first quarter. Compared to the first quarter of 2016, sales volumes were higher, even with the impact of a 3.5 percent working interest sale of Tamar which closed at the end of 2016. Gross field sales of 956 MMcfe/d reflected an increase of over 12 percent from the first quarter of 2016.

The Company began exporting natural gas from Israel for the first time to industrial customers in Jordan. During the first quarter, the Company completed the Tamar 8 development well, further supporting long term field deliverability. To date, field reliability has been 99.98 percent since startup in late 2013. The Tamar 8 well began producing in early April and is performing as expected.

In February, the Company sanctioned the initial phase of the Leviathan major project. Development activities and project spend have commenced, with drilling underway on two production wells (four production wells capable of 1.2 Bcf/d are included in the first phase of Leviathan). Initial Leviathan proved reserves are anticipated to be recorded in 2017 at approximately 3.3 trillion cubic feet (550 MMBoe) net.

Continued reliable performance from other global offshore assets
Sales volumes in the Gulf of Mexico were above the top end of guidance at 30 MBoe/d, reflecting robust production from the Company's Big Bend, Dantzler and Gunflint fields. Sales volumes for West Africa were in-line with expectations at 66 MBoe/d, lower than produced volumes as a result of underliftings primarily at the Aseng field.

In April, the Company executed a unitization agreement with the partners of Block D over the Alba Production Sharing Contract in Equatorial Guinea. Noble Energy’s working interest in the Alba field has been modified slightly from 35 percent to 33 percent.

UPDATED GUIDANCE
For the second quarter, total sales volumes have been raised to a range of 405 - 415 MBoe/d, which represents the upper half of the Company's prior range. Total liquids volumes are expected to be up approximately 30 MBbl/d from the first quarter, with half of the increase from oil and half from NGL volumes. This represents a 13 percent increase in oil and more than a 17 percent increase in total liquids from the first quarter. Natural gas is expected to be relatively flat period over period.

Compared to the first quarter of this year, higher second quarter volumes are expected from each of the Company’s U.S. onshore liquids assets, driven by a significant increase in the number of wells brought online in the DJ Basin, Eagle Ford and the Delaware, as well as the impact from recent Delaware Basin acquisitions. West Africa liquid liftings are expected to be higher in the second quarter compared to the first quarter. Natural gas sales in Israel are anticipated to be lower sequentially based on seasonal power generation demand. For the second quarter, Noble Energy expects organic capital expenditures between $650 million and $750 million, with the increase from the first quarter driven primarily by timing of Leviathan drilling and major project spend.

The Company is maintaining its original full year 2017 guidance for sales volumes, capital, and other cost metrics. Building on first quarter momentum and expected higher U.S. onshore performance through the year, Noble Energy anticipates total company oil to be towards the higher end of its original guidance range.

Further detail for the first quarter results and updated guidance can be found in the quarterly supplement on the Company’s website, www.nblenergy.com.

(1)A Non-GAAP measure, see attached Reconciliation Schedules

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a live audio webcast and conference call at 8:00 a.m. Central time tomorrow, May 2, 2017. The webcast link is accessible on the ‘Investors’ page at www.nblenergy.com. A replay will be available on the website. Conference call numbers for participation during the question and answer session are:

Toll free Dial in: 888-211-0226
Int’l Toll call: 913-312-0682
Conference ID: 5516471

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets spanning three continents. Founded more than 80 years ago, the company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People’s Lives®. For more information, visit www.nblenergy.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Megan Repine
(832) 639-7380
Megan.Repine@nblenergy.com

Megan Dolezal
(281) 943-1861
Megan.Dolezal@nblenergy.com

Media Contacts
Reba Reid
(713) 412-8441
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

This news release contains certain "forward-looking statements" within the meaning of federal securities laws. Words such as "anticipates", "believes," "expects", "intends", "will", "should", "may", and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy's current views about future events. Such forward-looking statements may include, but are not limited to, future financial and operating results, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations.  No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the risk that the cost savings and any other synergies from the recent merger with Clayton Williams Energy, Inc. may not be fully realized or may take longer to realize than expected, disruption from the merger transaction making it more difficult to maintain relationships with customers, employees or suppliers, the diversion of management time on post merger-related issues, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's businesses that are discussed in Noble Energy's and Clayton Williams' most recent annual reports on Form 10-K, respectively, and in other Noble Energy and Clayton Williams reports on file with the Securities and Exchange Commission (the "SEC"). These reports are also available from the sources described above. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update any forward-looking statements should circumstances or management’s estimates or opinions change.

The SEC requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed our probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as “net unrisked resources”, “type curve” or “MMBoe type curve”, which are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our and Clayton Williams’ most recent Form 10-K and in other reports on file with the SEC, available from Noble Energy’s offices or website, http://www.nblenergy.com.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see the Noble Energy’s respective earnings release for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

Schedule 1
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues
Crude Oil and Condensate	$527	$365
Natural Gas	362	287
Natural Gas Liquids	105	53
Income from Equity Method Investees	42	19
Total Revenues	1,036	724
Operating Expenses
Lease Operating Expense	139	161
Production and Ad Valorem Taxes	45	4
Gathering, Transportation and Processing Expense (1)	119	111
Marketing Expense	19	18
Exploration Expense	42	163
Depreciation, Depletion and Amortization	528	617
General and Administrative	99	91
Other Operating Expense, Net	10	(19)
Total Operating Expenses	1,001	1,146
Operating Income (Loss)	35	(422)
Other (Income) Expense
Gain on Commodity Derivative Instruments	(110)	(44)
Interest, Net of Amount Capitalized	87	79
Other Non-Operating Income, Net	(1)	(4)
Total Other (Income) Expense	(24)	31
Income (Loss) Before Income Taxes	59	(453)
Income Tax Provision (Benefit)	12	(166)
Net Income (Loss) Including Noncontrolling Interests	47	(287)
Less: Net Income Attributable to Noncontrolling Interests (2)	11	—
Net Income (Loss) Attributable to Noble Energy	$36	$(287)

Net Income (Loss) Attributable to Noble Energy Per Share of Common Stock
Income (Loss) Per Share, Basic	$0.08	$(0.67)
Income (Loss) Per Share, Diluted	$0.08	$(0.67)

Weighted Average Number of Shares Outstanding
Basic	431	429
Diluted	434	429
(1) Certain of our processing expense was historically presented as a component of other operating expense, net, in our consolidated statements of operations. Beginning in 2017, we have changed our presentation to reflect processing expense as a component of production expense. These costs are now included within gathering, transportation and processing expense. For the three month period ended March 31, 2017, these costs totaled $3 million, and the prior year amount of $4 million for the three months ended March 31, 2016 has been reclassified from marketing expense to conform to the current presentation.
(2) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on May 2, 2017.

Schedule 2
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current Assets
Cash and Cash Equivalents	$787	$1,180
Accounts Receivable, Net	523	615
Other Current Assets	135	160
Total Current Assets	1,445	1,955
Net Property, Plant and Equipment	19,028	18,548
Other Noncurrent Assets	535	508
Total Assets	$21,008	$21,011
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts Payable - Trade	$895	$736
Other Current Liabilities	598	742
Total Current Liabilities	1,493	1,478
Long-Term Debt	6,995	7,011
Deferred Income Taxes	1,819	1,819
Other Noncurrent Liabilities	1,092	1,103
Total Liabilities	11,399	11,411
Total Shareholders' Equity	9,292	9,288
Noncontrolling Interests (1)	317	312
Total Equity	9,609	9,600
Total Liabilities and Equity	$21,008	$21,011
(1) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on May 2, 2017.

Schedule 3
Noble Energy, Inc.
Condensed Statement of Cash Flows
(in millions, unaudited)

	Three Months Ended March 31,
	2017	2016
Cash Flows From Operating Activities
Net Income (Loss) Including Noncontrolling Interests(1)	$47	$(287)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities
Depreciation, Depletion and Amortization	528	617
Dry Hole Cost	—	93
Gain on Extinguishment of Debt	—	(80)
Deferred Income Tax (Benefit) Provision	—	(186)
Loss (Gain) on Commodity Derivative Instruments	(110)	(44)
Net Cash Received in Settlement of Commodity Derivative Instruments	3	178
Other Adjustments for Noncash Items Included in Income	20	96
Net Changes in Working Capital	48	(136)
Net Cash Provided by Operating Activities	536	251
Cash Flows From Investing Activities
Additions to Property, Plant and Equipment	(587)	(496)
Asset Acquisition	(316)	—
Proceeds from Divestitures and Other	40	232
Net Cash Used in Investing Activities	(863)	(264)
Cash Flows From Financing Activities
Dividends Paid, Common Stock	(44)	(41)
Proceeds from Term Loan Facility, Net	—	17
Other	(22)	(38)
Net Cash Used In Financing Activities	(66)	(62)
Decrease in Cash and Cash Equivalents	(393)	(75)
Cash and Cash Equivalents at Beginning of Period	1,180	1,028
Cash and Cash Equivalents at End of Period	$787	$953
(1) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. For the three months ended March 31, 2017, Net Income includes Net Income Attributable to Noncontrolling Interests in NBLX.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on May 2, 2017.

Schedule 4
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended March 31,
Sales Volumes	2017	2016
Crude Oil and Condensate (MBbl/d)
United States Onshore	75	78
United States Gulf of Mexico	24	24
Equatorial Guinea	18	27
Equity Method Investee - Equatorial Guinea	2	1
Total	119	130
Natural Gas Liquids (MBbl/d)
United States Onshore	47	51
United States Gulf of Mexico	2	2
Equity Method Investee - Equatorial Guinea	6	4
Total	55	57
Natural Gas (MMcf/d)
United States Onshore	707	894
United States Gulf of Mexico	23	16
Israel	271	266
Equatorial Guinea	244	195
Total	1,245	1,371
Total Sales Volumes (MBoe/d)
United States Onshore	240	277
United States Gulf of Mexico	30	29
Israel	46	45
Equatorial Guinea	58	60
Equity Method Investee - Equatorial Guinea	8	5
Total Sales Volumes (MBoe/d)	382	416

Total Sales Volumes (MBoe)	34,334	37,853

Price Statistics - Realized Prices(1)
Crude Oil and Condensate ($/Bbl)
United States Onshore	$48.88	$30.27
United States Gulf of Mexico	49.49	29.71
Equatorial Guinea	53.42	34.49
Natural Gas Liquids ($/Bbl)
United States Onshore	$23.85	$11.10
United States Gulf of Mexico	27.05	13.41
Natural Gas ($/Mcf)
United States Onshore	$3.45	$1.89
United States Gulf of Mexico	3.14	2.41
Israel	5.32	5.19
Equatorial Guinea	0.27	0.27
(1) Average realized prices do not include gains or losses on commodity derivative instruments.

Schedule 5
Noble Energy, Inc.
Reconciliation of Net Income (Loss) Attributable to Noble Energy (GAAP) to
Adjusted Loss Attributable to Noble Energy (Non-GAAP)
(in millions, except per share amounts, unaudited)

Adjusted loss attributable to Noble Energy (Non-GAAP) should not be considered an alternative to, or more meaningful than, net income (loss) attributable to Noble Energy (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that adjusted loss attributable to Noble Energy is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe this Non-GAAP measure is used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, adjusted loss attributable to Noble Energy may be useful for comparison of earnings to forecasts prepared by analysts and other third parties. However, our presentation of adjusted loss attributable to Noble Energy may not be comparable to similar measures of other companies in our industry.

	Three Months Ended March 31,
	2017	2016
Net Income (Loss) Attributable to Noble Energy (GAAP)	$36	$(287)
Adjustments to Net Income (Loss)
(Gain) Loss on Commodity Derivative Instruments, Net of Cash Settlements	(107)	134
Loss on Asset Due to Terminated Contract	4	42
Undeveloped Leasehold Impairment (1)	18	—
Other Adjustments (2)	(2)	(64)
Total Adjustments Before Tax	(87)	112
Current Income Tax Effect of Adjustments (3)	(2)	12
Deferred Income Tax Effect of Adjustments (3)	30	(65)
Adjustments to Net (Loss) Income, After Tax	$(59)	$59
Adjusted Loss Attributable to Noble Energy (Non-GAAP)	$(23)	$(228)

Net Income (Loss) Attributable to Noble Energy Per Share, Diluted (GAAP)	$0.08	$(0.67)
Adjusted Loss Attributable to Noble Energy Per Share, Diluted (Non-GAAP)	$(0.05)	$(0.53)

Weighted Average Number of Shares Outstanding, Diluted	434	429
(1) Amount relates to the impairment of certain leases in deepwater Gulf of Mexico.
(2) Amount for 2017 includes a gain related to abandonment activities in deepwater Gulf of Mexico and a gain related to deferred compensation partially offset by stacked drilling rig charges and expenses incurred in connection with the Clayton Williams Energy merger. Amount for 2016 primarily relates to a gain on debt extinguishment partially offset by loss on sale of assets.
(3) Amount represents the income tax effect of adjustments, determined for each major tax jurisdiction for each adjusting item, including the impact of timing and magnitude of divestiture activities and the change in the indefinite reinvestment assertion related to accumulated undistributed earnings of foreign subsidiaries.

Schedule 6
Noble Energy, Inc.
Reconciliation of Net Income (Loss) Attributable to Noble Energy (GAAP) to Adjusted Loss Attributable to Noble Energy (Non-GAAP) and Adjusted EBITDAX (Non-GAAP)
(in millions, unaudited)

Adjusted Earnings Before Interest Expense, Income Taxes, Depreciation, Depletion and Amortization, and Exploration Expenses (Adjusted EBITDAX) (Non-GAAP) should not be considered an alternative to, or more meaningful than, net income (loss) attributable to Noble Energy (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that Adjusted EBITDAX is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe these Non-GAAP measures are used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure. Adjusted EBITDAX may be useful for comparison of earnings to forecasts prepared by analysts and other third parties. However, our presentation of Adjusted EBITDAX may not be comparable to similar measures of other companies in our industry.

	Three Months Ended March 31,
	2017	2016
Net Income (Loss) Attributable to Noble Energy (GAAP)	$36	$(287)
Adjustments to Net Income (Loss), After Tax (1)	(59)	59
Adjusted Loss Attributable to Noble Energy (Non-GAAP)	(23)	(228)

Adjustments to Adjusted Loss Attributable to Noble Energy
Depreciation, Depletion, and Amortization	528	617
Exploration Expense (2)	24	163
Interest, Net of Amount Capitalized	87	79
Current Income Tax Expense (3)	14	8
Deferred Income Tax Benefit (3)	(30)	(121)
Adjusted EBITDAX (Non-GAAP)	$600	$518
(1) See Schedule 5: Reconciliation of Net Income (Loss) Attributable to Noble Energy (GAAP) to Adjusted Loss Attributable to Noble Energy (Non-GAAP).
(2) Represents remaining Exploration Expense after reversal of Adjustments to Net Income (Loss), After Tax, above.
(3) Represents remaining Income Tax Expense (Benefit) after reversal of Adjustments to Net Loss, After Tax, above.

Capital Expenditures
(in millions, unaudited)

	Three Months Ended March 31,
	2017	2016
Organic Capital Expenditures, Attributable to Noble Energy (Accrual Based)	$616	$355
Acquisition Capital	323	19
Capital Expenditures for Non-Controlling Interest of NBLX	60	—
Total Reported Capital Expenditures (Accrual Based)	$999	$374